Exhibit 99.1

Societal CDMO Reports Second Quarter 2023 Financial Results

Recorded Q2 Revenue of $21.8 Million

Signed Multiple New Business Agreements with New and Existing Customers

Secured Schedule 1 Controlled Substance Manufacturing License from Drug Enforcement Agency; Allows Expansion into Manufacture of Psychedelic Drug Products

Company to Host Webcast Today at 4:30 p.m. ET

SAN DIEGO, CA, and GAINESVILLE, GA – August 14, 2023 — Societal CDMO, Inc. (“Societal”; NASDAQ: SCTL), a contract development and manufacturing organization (CDMO) dedicated to solving complex formulation and manufacturing challenges primarily in small molecule therapeutic development, today reported financial results for the second quarter and six months ended June 30, 2023.

“The second quarter was a highly productive period. During the quarter, we continued to aggressively pursue and win new business, as well as expand multiple programs with existing customers. The scope of these new projects span early stage process development, to cGMP manufacturing, to fill/finish, and beyond. We believe the demand for this broad range of services highlights a growing customer recognition of Societal as a start-to-finish partner,” said David Enloe, chief executive officer of Societal.

“And we continue to expand our capabilities in an effort to address new and growing markets. To that end, the company recently announced that it has secured a license to manufacture in support of psychedelic drug development. This strategic expansion is a natural fit for the company based on our decades of experience in manufacturing and handling controlled substances. We believe this unique experience positions Societal well to address the emerging psychedelic therapy sector as well as the growing number of ongoing and planned clinical trials in this area. We are currently in discussions with drug manufacturers engaged in the psychedelic area and we look forward to our work in this new and exciting area.

“However, the period was not without challenges, as our customers continue to face an unfavorable financing environment. While we do not believe that our topline year-end revenue guidance will be impacted by these market factors, we do believe that our EBITDA guidance requires revision. We had previously guided to a 2023 full year EBITDA of between $15 and $18 million. Today we are revising this guidance to between $12 and $15 million.

“Despite today’s financing environment, it is important to emphasize that Societal’s operations and business fundamentals remain solid. Subsequent to the quarter end, we further stabilized our position by successfully renegotiating our debt and certain covenants to provide a stronger balance sheet today and greater financial flexibility for the future.

“As we look forward to the second half of the year, we have a superb team in place, a strong pipeline of customer projects, and a broad range of capabilities that continues to grow to meet new and expanding areas of demand. In short, we believe our organization is well positioned to weather today’s temporary financing headwinds and excel in the markets ahead.”

Second Quarter 2023 and Other Recent Developments

New and expanded customer projects. During the quarter, the company signed $5.3 million in sales by adding one new customer and expanding project agreements across 19 existing programs, all while maintaining the company’s sales win rate at levels similar to the same period in 2022. The new business includes formulation and analytical method development, cGMP manufacturing, stability studies, packaging and logistics services.

Secured Schedule 1 Controlled Substance Manufacturing License from Drug Enforcement Agency; Allows Expansion into Manufacture of Psychedelic Drug Products. Subsequent to the quarter end, the company announced that it has completed key regulatory requirements, and received U.S. Drug Enforcement Agency (DEA) approval to add certain Schedule 1 psychedelic compounds to its controlled substance manufacturing registration. These compounds expand upon the Schedule 2 manufacturing registration that the company has held with the DEA for over 20 years. Importantly, Societal is now able to expand its capabilities into the psychedelic drug development market without committing any additional capital investment. The company is excited to support this emerging and growing market and is currently in discussions with drug manufacturers engaged in the psychedelic area.

Successfully Renegotiated Debt Terms. In light of the unfavorable financing environment currently faced by many of the company’s customers, Societal took proactive steps to improve its balance sheet. Subsequent to the quarter end, the company renegotiated its debt structure and certain covenants with its creditors to provide the company with additional financial optionality. Specifically, among other benefits, the new terms defer previous mandatory payments, reduce certain payments, and lower certain minimum liquidity and fixed charge coverage ratios. The company is very pleased with the outcome of this effort and the additional financial flexibility secured.

Financial Results for the Three Months Ended June 30, 2023

Revenues for the quarter ended June 30, 2023, were $21.8 million, compared to $23.2 million for the comparable 2022 period. The decrease of $1.4 million was primarily driven by a decrease in revenue from the company’s largest commercial customer, Teva, due to a scheduled shutdown of the company’s packaging line to implement the upgrades required to comply with new serialization aggregation compliance standards. In addition, the manufacturing revenue associated with then new customer, InfectoPharm’s, inventory-build during the second quarter of 2022, was greater than the normalized quarterly revenue recorded in the second quarter of 2023. These reductions in revenue were partially offset by increased pre-commercial development revenues from the company’s clinical trial materials and technology transfer projects. The company expects the delayed Teva orders to recover in the short-term supported by the continued pull through in demand resulting from market share gains against the sole competitor for the Verapamil SR products.

Cost of sales for the quarter ended June 30, 2023, was $17.3 million compared to $17.5 million for the comparable period of 2022. The decrease of $0.2 million was primarily due to lower commercial manufacturing revenue based on the timing of the serialization aggregation compliance project offset by higher fixed costs primarily to support the newly installed aseptic fill/finish line that has expanded the company’s capabilities.

Selling, general and administrative expenses for the second quarter of 2023 of $5.3 million was consistent with the comparable prior year period of $5.2 million.

Interest expense was $2.3 million for the three months ended June 30, 2023, a decrease compared to $3.4 million for the comparable period of 2022. The decrease of $1.1 million was primarily due to a significantly reduced amount of aggregate principal and lower interest rates under the company's refinanced debt as compared to the borrowings outstanding during the period ended June 30, 2022.

For the quarter ended June 30, 2023, the company recorded a net loss of $3.2 million or $0.04 per diluted share, as compared to a net loss of $3.1 million or $0.06 per diluted share, for the comparable period of 2022. EBITDA, as adjusted* for the period was $2.8 million compared to $4.0 million in the prior year period. The $1.2 million decrease in EBITDA is primarily due to lower revenue during the period.

Financial Results for the Six Months Ended June 30, 2023

Revenue for the six months ended June 30, 2023. was $43.3 million, compared to $44.3 million for 2022. The decrease of $1.0 million in revenue was primarily driven by the decreases in revenues from Teva and InfectoPharm, which were partially offset by an increase in pre-commercial development revenues, as described above.

Cost of sales for the six months ended June 30, 2023, was $36.6 million, compared to $33.6 million in 2022. The cost of sales increase of $3.0 million was primarily due to mix of revenue and related fixed cost absorption, including increased costs associated with the new aseptic fill/finish line that has expanded the company’s capabilities and increased material costs.

Selling, general and administrative expenses for the six months ended June 30, 2023, were $9.9 million, compared to $10.9 million in 2022. The decrease of $1.0 million was primarily related to lower public company costs and administrative costs than the prior year.

Interest expense was $4.4 million and $6.8 million for the first six months of 2023 and 2022, respectively. The decrease of $2.4 million was primarily due to a significantly reduced amount of aggregate principal and lower interest rates under the company's refinanced debt as compared to the borrowings outstanding during the period ended June 30, 2022.

For the six months ended June 30, 2023, Societal reported a net loss of $7.9 million, or $0.09 per diluted share, compared to a net loss of $7.4 million, or $0.13 per diluted share, for 2022. EBITDA, as adjusted* for the first six months was $3.4 million compared to $6.8 million in the prior year period. The $3.4 million decrease in EBITDA is primarily due to mix of revenue and related fixed cost absorption offset by reduced selling, general and administrative costs.

* EBITDA, as adjusted is non-GAAP financial measure (see reconciliation of non-GAAP financial measures at the end of this release).

Non-GAAP Financial Measures

To supplement Societal’s financial results determined by U.S. generally accepted accounting principles (“GAAP”), the company monitors certain non-GAAP information for the business, including EBITDA, as adjusted. The company believes that these non-GAAP financial measures are helpful in understanding the business as they are useful to investors in allowing for greater transparency of supplemental information used by management. These measures are used by investors, as well as management in assessing the company’s performance. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, reported GAAP results. Further, non-GAAP financial measures, even if similarly titled, may not be calculated in the same manner by all companies, and therefore should not be compared. Please see the section of this press release titled “Reconciliation of GAAP to Non-GAAP Financial Measures” for a reconciliation of any non-GAAP financial measures to their most directly comparable GAAP measures.

Webcast

Societal management will be hosting a webcast today, August 14, 2023, beginning at 4:30 p.m. ET. The webcast may be accessed via "Investor Events" in the Investor section of the company's website, https://ir.societalcdmo.com/events. An archived webcast will be available on the company's website approximately two hours after the event and will be available for 30 days.

About Societal CDMO

Societal CDMO (NASDAQ: SCTL) is a bi-coastal contract development and manufacturing organization (CDMO) with capabilities spanning pre-Investigational New Drug (IND) development to commercial manufacturing and packaging for a wide range of therapeutic dosage forms with a primary focus on small molecules. With an expertise in solving complex manufacturing problems, Societal is a leading CDMO providing therapeutic development, end-to-end regulatory support, clinical and commercial manufacturing, aseptic fill/finish, lyophilization, packaging and logistics services to the global pharmaceutical market.

In addition to our experience in handling DEA controlled substances and developing and manufacturing modified-release dosage forms, Societal has the expertise to deliver on our clients’ pharmaceutical development and manufacturing projects, regardless of complexity level. We do all of this in our best-in-class facilities, which total 145,000 square feet, in Gainesville, Georgia and San Diego, California.

Societal CDMO: Bringing Science to Society. For more information about Societal’s customer solutions, visit societalcdmo.com.

Cautionary Statement Regarding Forward Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements, among other things, relate to the company’s financial guidance; expectations regarding customer ordering patterns; ability to manage costs and to achieve its financial goals; to operate under lending covenants; and to maintain relationships with CDMO commercial partners and develop additional commercial partnerships. The words "anticipate", "believe", "correlate", "could", "estimate", “upcoming”, "expect", "intend", "may", "plan", "predict", "project", "will" and similar terms and phrases may be used to identify forward-looking statements in this press release. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Factors that could cause the company’s actual outcomes to differ materially from those expressed in or underlying these forward-looking statements include, but are not limited to, unstable market and macroeconomic conditions, including any adverse impact on the customer ordering patterns or inventory rebalancing or disruption in raw materials or supply chain; demand for the company’s services, which depends in part on customers’ research and development funding, their clinical plans and the market success of their products; customers' changing inventory requirements and manufacturing plans; customers and prospective customers decisions to move forward with the company’s manufacturing services; the average profitability, or mix, of the products the company manufactures; the company’s ability to enhance existing or introduce new services in a timely manner; the Company’s ability to close its previously announced land sale transaction on the anticipated timeline; fluctuations in the costs, availability, and suitability of the components of the products the company manufactures, including active pharmaceutical ingredients, excipients, purchased components and raw materials, or the company’s customers facing increasing or new competition; the Company’s ability to collect on customers’ receivable balances; the extent to which health epidemics and other outbreaks of communicable diseases could disrupt our operations; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission at www.sec.gov. These forward-looking statements are based on information currently available to us, and we assume no obligation to update any forward-looking statements except as required by applicable law.

Contacts

Stephanie Diaz (Investors)

Vida Strategic Partners

(415) 675-7401

sdiaz@vidasp.com

Tim Brons (Media)

Vida Strategic Partners

(415) 675-7402

tbrons@vidasp.com

Ryan D. Lake (CFO)

Societal CDMO

(770) 531-8365

ryan.lake@societalcdmo.com

SOCIETAL CDMO, INC. AND SUBSIDIARIES

Summary of Operating Results

(Unaudited)

	Three months ended June 30,
(dollars in thousands, except per share amounts)	2023	2022	Change	%
Revenue	$21,799	$23,152	$(1,353)	-6%
Cost of sales	17,327	17,470	(143)	-1%
Gross margin	21%	25%
Selling, general and administrative expenses	5,272	5,160	112	2%
Amortization of intangible assets	168	220	(52)	-24%
Total operating expenses	22,767	22,850	(83)	0%
Operating (loss) income	(968)	302	(1,270)	-421%
Interest expense	(2,314)	(3,430)	1,116	-33%
Interest income	109	9	100	1111%
Loss before income taxes	(3,173)	(3,119)	(54)	2%
Income tax expense	39	—	39	n/a
Net loss	$(3,212)	$(3,119)	$(93)	3%

Loss per share, diluted	$(0.04)	$(0.06)	$0.02	-33%

EBITDA, as adjusted*	$2,826	$3,995	$(1,169)	-29%

	Six months ended June 30,
(dollars in thousands, except per share amounts)	2023	2022	Change	%
Revenue	$43,326	$44,346	$(1,020)	-2%
Cost of sales	36,606	33,584	3,022	9%
Gross margin	16%	24%
Selling, general and administrative expenses	9,934	10,870	(936)	-9%
Amortization of intangible assets	352	441	(89)	-20%
Total operating expenses	46,892	44,895	1,997	4%
Operating loss	(3,566)	(549)	(3,017)	550%
Interest expense	(4,459)	(6,848)	2,389	-35%
Interest income	240	14	226	1614%
Loss before income taxes	(7,785)	(7,383)	(402)	5%
Income tax expense	111	—	111	n/a
Net loss	$(7,896)	$(7,383)	(513)	7%

Loss per share, diluted	$(0.09)	$(0.13)	$0.04	-31%

EBITDA, as adjusted*	$3,435	$6,756	$(3,321)	-49%

* EBITDA, as adjusted, is a non-GAAP financial measure (see reconciliation of non-GAAP financial measures at the end of this release).

SOCIETAL CDMO, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Measures

(Unaudited)

To supplement the company’s financial results determined by U.S. generally accepted accounting principles (“GAAP”), the company has disclosed in the tables below the following non-GAAP information about EBITDA, as adjusted.

EBITDA, as adjusted, is net income or loss as determined under GAAP excluding interest expense, income tax expense, depreciation, amortization, non-cash stock-based compensation, costs related to the acquisition and integration of IriSys, and costs related to the debt refinancing.

The company believes that non-GAAP financial measures, such as EBITDA, as adjusted, are helpful in understanding its business as it is useful to investors in allowing for greater transparency of supplemental information used by management. EBITDA, as adjusted is used by investors, as well as management in assessing the company’s performance. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, reported GAAP results. Further, non-GAAP financial measures, even if similarly titled, may not be calculated in the same manner by all companies, and therefore should not be compared.

Second quarter and year to date results

	Three months ended June 30,		Six months ended June 30,
(amounts in thousands)	2023	2022	2023	2022
Net loss (GAAP)	$(3,212)	$(3,119)	$(7,896)	$(7,383)
Interest expense, net	2,205	3,421	4,219	6,834
Income tax expense	39	—	111	—
Depreciation	2,033	1,802	3,938	3,594
Amortization of intangible assets	168	220	352	441
Stock-based compensation	1,593	1,408	2,637	2,887
Refinancing, deal and integration costs (a)	—	263	74	383
EBITDA, as adjusted	$2,826	$3,995	$3,435	$6,756

2023 guidance compared to 2022 full year results

	Year ending / ended December 31,
(amounts in thousands)	2023	2022
	(estimate)
Net loss (GAAP)	$(10,700) - (7,700)	$(19,881)
Interest expense, net	8,600	14,059
Income tax expense	200	1,105
Depreciation	8,100	7,413
Amortization of intangible assets	700	905
Stock-based compensation	5,000	5,426
Refinancing, deal and integration costs (a)	100	7,774
EBITDA, as adjusted	$12,000 - 15,000	$16,801
a)
Costs related to the December 2022 debt refinancing and the acquisition and integration of IriSys.